UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2006

TurboSonic Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-21832	13-1949528
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

550 Parkside Drive, Suite A-14
Waterloo, Ontario N2L 5V4
Canada
(Address of principal executive offices)

Registrant's telephone number: (519) 885-5513

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On April 21, 2006, we privately sold an aggregate of 1,000,000 shares of our common stock, representing approximately 6.9% of our issued and outstanding common stock after giving effect to this sale, together with three-year warrants to acquire up to an aggregate of 500,000 shares of our common stock at an initial exercise price of $1.40 per share, subject to adjustment, for an aggregate of $1,150,000. The purchasers were two institutional investors, each an "accredited investor" as such term is defined in Rule 501, promulgated under the Securities Act of 1933, as amended.

The respective purchasers have represented to us that these securities were being acquired for investment and not with a view to their public distribution. These securities have been imprinted with an appropriate restrictive legend and "stop transfer" instructions have been imposed against these securities.

We paid $69,000 and issued a three-year warrant to acquire up to 60,000 shares of our common stock at an initial exercise price of $1.15 per share, subject to adjustment, to CapStone Investments for its services in effectuating this placement.

We claim an exemption from registration under the Securities Act for this transaction by reason of the provisions of Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired - None

(b) Pro Forma Financial Information - None

(c) Shell Company Transactions - Inapplicable

(d) Exhibits:

Exhibit No.	Description
10.1	Securities Purchase Agreement dated April 21, 2006 among ourselves and two institutional investors, inclusive of Exhibit A and B thereto, being, respectively, a Registration Rights Agreement among
ourselves and such investors and a form of Common Stock
Purchase Warrant.(1)

__________
(1) Filed as Exhibit 99.2 to our Current Report on Form 8-K dated April 25, 2006 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 26, 2006

TURBOSONIC TECHNOLOGIES, INC.

By:	/s/Patrick J. Forde
Name: Patrick J. Forde
Title: President, Secretary & Treasurer